Monarch Casino & Resort Reports Third Quarter Net Revenues of $53.6 Million and Adjusted EBITDA of $14.3 Million

RENO, NV -- (Marketwired - October 22, 2015) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company") today reported operating results for the third quarter ended September 30, 2015, as summarized below:

($ in thousands,
 except per share data     Three Months Ended          Nine Months Ended
 and percentages)             September 30,              September 30,
                       -------------------------- --------------------------
                         2015     2014   Increase   2015     2014   Increase
                       -------- -------- -------- -------- -------- --------
  Net revenues          $53,576  $48,597    10.2% $150,760 $141,908     6.2%
  Adjusted EBITDA (1)   14,285   11,987     19.2%  37,643   33,939     10.9%
  Net income            $ 6,394  $ 4,074    56.9% $ 15,536 $ 10,374    49.8%
                       ======== ======== ======== ======== ======== ========

  Basic EPS             $ 0.38   $ 0.24     58.3%  $ 0.92   $ 0.62     48.4%
  Diluted EPS           $ 0.37   $ 0.24     54.2%  $ 0.90   $ 0.61     47.5%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "Our strong 2015 third quarter results reflect top-line growth at both Atlantis Casino Resort Spa and Monarch Casino Black Hawk. The 10.2% rise in quarterly net revenues, combined with our continued focus on operating expense management, drove a 19.2% increase in Adjusted EBITDA to $14.3 million.

"Overall, Monarch's solid third quarter operating results again highlight our properties' strong competitive position. Monarch Black Hawk's growth reflects the late August completion of our comprehensive redesign and upgrade of the existing facility's interior and our refined operating disciplines. In Reno, Atlantis is poised to benefit from the strengthening local economy thanks to its location and status as a AAA-rated Four Diamond casino resort with a world-class spa and market-leading fine dining.

"Atlantis is benefiting from the early stages of what we believe will be a period of long-term growth for Reno. We continue to upgrade the facility to further distinguish it as the market's resort destination of choice. Construction is underway to convert leased land and buildings adjacent to the Atlantis into 300 additional surface parking spaces, an increase in surface parking adjacent to the Atlantis of approximately 34%. When completed later this year, the 300 new parking spaces will provide more convenient guest access to a primary casino floor entrance. The required removal of buildings to make way for the new parking area will also enhance sightlines and create direct access to Atlantis from an additional major local traffic artery. Long-term, we expect projected job growth, rising real estate values and the overall economic improvement in Reno to complement our initiatives at Atlantis.

"We are very excited to have completed the redesign and upgrade of the existing Monarch Black Hawk casino in August, bringing to the facility's interior the same quality, ambiance and finishes of the ongoing master planned expansion that will transform Monarch Black Hawk into a full-scale casino resort. With the existing facility's interior upgrade now complete, we re-established the number of gaming machines on the floor to approximately 700, which reflects an approximate 25% increase in machines compared to the end of the second quarter. The interior redesign and upgrade have been well received by our guests as reflected in our third quarter results.

"While construction on the garage continues to progress, our general contractor recently determined that its original timeline for the new garage was too aggressive. We now expect to top off the structure this November and complete and open it to the public in the second quarter of 2016. Importantly, the construction cost is fixed in our contract and, as such, the cost to complete the garage will not change as a result of the schedule change. As of September 30, 2015, the remaining cost to complete the garage is approximately $18 - $21 million.

"The estimated total construction cost for the Monarch Black Hawk hotel tower, expanded casino and additional restaurants remains unchanged at approximately $229 - $234 million. However, because the garage construction delay has also delayed the demolition of the existing garage, which is the future site of the new hotel tower and casino expansion, we now expect to complete the full scope of the expansion work in the third quarter of 2018. We continue to expect to fund the cost of the remaining expansion work at Monarch Black Hawk from a combination of operating cash flow and an increase in, or replacement of, our credit facility.

"Going forward, our expectations for continued improvement in the economic environment in Reno, the healthy and expanding Denver economy, the benefit of ongoing improvements at Atlantis and the completion of our extensive upgrade of the existing Monarch Black Hawk facility position Monarch to generate strong financial results into 2016."

Summary of 2015 Third Quarter Operating Results
For the 2015 third quarter, consolidated net revenues of $53.6 million increased 10.2% year over year, driven by growth at both Atlantis and Monarch Black Hawk. Casino revenues rose 10.3% on a year-over-year basis, food and beverage revenues were up 8.5% and hotel revenues increased 4.8%. Consolidated promotional allowances increased $0.5 million, or 4.7%. As a percentage of gross revenues, promotional allowances decreased to 18.2% from 19.0% in the prior year third quarter.

Consolidated Adjusted EBITDA increased $2.3 million, or 19.2%, year over year to $14.3 million in the third quarter of 2015.

Casino operating expenses as a percentage of casino revenues improved to 40.9% for the third quarter of 2015 compared to 42.0% in the third quarter of 2014 primarily due to higher casino revenues. Food and beverage operating expense as a percentage of food and beverage revenues for the 2015 third quarter increased to 39.2% from 38.8% in the 2014 third quarter due primarily to higher payroll and repairs and maintenance expenses. Hotel operating expenses as a percentage of hotel revenues were essentially flat at 25.2% for the third quarter of 2015 compared to 25.1% for the prior year.

Selling, general and administrative ("SG&A") expenses for the 2015 third quarter increased $0.9 million, or 6.7%, over the 2014 third quarter, driven primarily by higher repairs, maintenance and marketing expenses.

Monarch Black Hawk Expansion Update
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through September 30, 2015:

                     -------------------------------------------------------
                                   Total Spent
                                     Through
                                  September 30,    Left to      Estimated
$ in millions            Cost          2015         Spend    Completion Date
                     ----------- --------------- ----------- ---------------
I. Existing Facility
  Monarch Casino
   Black Hawk (1)        $76           $76            -         Completed
                                                                 Interior
                                                                completed;
  Existing Facility                                           Exterior 2016-
   Upgrade (2)(3)     $34 - $36        $17        $17 - $19        2017
                     ----------- --------------- -----------
    Total Existing
     Facility        $110 - $112       $93        $17 - $19
                     ----------- --------------- -----------

II. Expansion
  Acquired Land
   Parcels               $10           $10            -         Completed
  Parking Structure
   (3)(4)             $38 - $41        $20        $18 - $21        2Q16
  Hotel Tower &
   Casino (5)        $229 - $234        -        $229 - $234       3Q18
  Other (3)            $8 - $10         $8         $0 - $2         3Q18
                     ----------- --------------- -----------
    Total Expansion  $285 - $295       $38       $247 - $257
                     ----------- --------------- -----------
    Total Cost       $395 - $407       $131      $264 - $276
                     =========== =============== ===========

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Black Hawk (formerly
Riviera Black Hawk Casino).
(2) Includes upgrades to interior, which was completed in August 2015, and exterior of existing facility to match the design of the master planned expansion.
(3) The Company expects to fund the amount left to spend primarily from operating cash flow and, to a lesser extent, from its credit facility.
(4) As described above and below, the Company now expects to complete the parking structure in the second quarter of 2016.
(5) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and an expansion or replacement of its credit facility.

During the third quarter of 2015, the Company completed the final phase of the interior redesign and upgrade of its existing Monarch Black Hawk facility and opened the fully redesigned and upgraded existing facility to the public on August 29, 2015. The Company also made further progress on construction of the facility's new parking structure.

Monarch now expects to complete construction on the parking structure, and open it to the public, in the second quarter of 2016. This timeline reflects the general contractor's recent revision to the original completion date of December 2015 which it determined to be too aggressive. Because the construction cost of the parking structure is fixed contractually, the extended timeline will not result in additional cost to complete the structure. Monarch is in the process of finalizing the appointment of a new general contractor for the construction of the hotel tower and casino expansion. Once the new parking structure is completed, the existing parking structure will be razed and construction of the hotel tower and casino expansion will begin with an expected completion date in the third quarter of 2018. Monarch anticipates the total cost of the new hotel tower and casino expansion to remain unchanged at $229 - $234 million.

Credit Facility
During the 2015 third quarter, the Company made net principal payments of $4.3 million which reduced the amount outstanding on its credit facility to $37.9 million at September 30, 2015, compared to $42.2 million outstanding as of June 30, 2015. Capital expenditures of $9.5 million in the third quarter of 2015 were funded from operating cash flows and primarily represent costs related to the ongoing redesign and expansion project at Monarch Black Hawk.

Interest expense, net of amounts capitalized, for the 2015 third quarter decreased to $0.1 million from $0.3 million for the third quarter of 2014 due to lower outstanding borrowings and a lower interest rate in the 2015 third quarter compared to the 2014 third quarter.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions and outlooks; (iii) plans, objectives and expectations regarding Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of upgraded and expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk upgrade and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 30,000 square feet of casino space, approximately 700 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                     Three months ended  Nine months ended
                                        September 30,       September 30,
                                     ------------------  ------------------
                                       2015      2014      2015      2014
                                     --------  --------  --------  --------

Revenues
  Casino                             $ 41,394  $ 37,512  $117,384  $109,810
  Food and beverage                    14,725    13,573    41,803    39,043
  Hotel                                 6,646     6,339    17,211    17,014
  Other                                 2,723     2,553     7,991     7,487
                                     --------  --------  --------  --------
    Gross revenues                     65,488    59,977   184,389   173,354
  Less promotional allowances         (11,912)  (11,380)  (33,629)  (31,446)
                                     --------  --------  --------  --------
    Net revenues                       53,576    48,597   150,760   141,908
                                     --------  --------  --------  --------

Operating expenses
  Casino                               16,913    15,743    49,477    45,882
  Food and beverage                     5,772     5,267    16,515    15,781
  Hotel                                 1,674     1,589     4,869     4,673
  Other                                   901       867     2,949     2,654
  Selling, general and
   administrative                      14,349    13,444    40,245    39,855
  Depreciation and amortization         3,918     4,180    12,157    13,504
  (Gain) loss on disposition of
   assets                                   -         -       (20)      249
  Colorado ballot initiative costs          -       841         -     1,845
                                     --------  --------  --------  --------
    Total operating expenses           43,527    41,931   126,192   124,443
                                     --------  --------  --------  --------
    Income from operations             10,049     6,666    24,568    17,465
                                     --------  --------  --------  --------

Other expenses
Interest expense, net of amounts
 capitalized                             (137)     (255)     (537)     (816)
                                     --------  --------  --------  --------
    Total other expense                  (137)     (255)     (537)     (816)
                                     --------  --------  --------  --------

    Income before income taxes          9,912     6,411    24,031    16,649
Provision for income taxes             (3,518)   (2,337)   (8,495)   (6,275)
                                     --------  --------  --------  --------
    Net income                       $  6,394  $  4,074  $ 15,536  $ 10,374
                                     ========  ========  ========  ========

Earnings per share of common stock
  Net income
    Basic                            $   0.38  $   0.24  $   0.92  $   0.62
    Diluted                          $   0.37  $   0.24  $   0.90  $   0.61

Weighted average number of common
 shares and potential common shares
 outstanding
    Basic                              16,979    16,800    16,898    16,709
    Diluted                            17,343    17,016    17,281    17,113

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                               September 30,   December 31,
                                                    2015           2014
                                               -------------  -------------
                                                (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents                    $      19,237  $      21,583
  Receivables, net                                     3,670          3,047
  Income taxes receivable                                979          1,139
  Inventories                                          2,688          2,846
  Prepaid expenses                                     4,705          4,021
  Deferred income taxes                                1,626          1,626
                                               -------------  -------------
    Total current assets                              32,905         34,262
                                               -------------  -------------
Property and equipment
  Land                                                29,415         29,415
  Land improvements                                    6,701          6,701
  Buildings                                          150,771        150,821
  Buildings improvements                              20,027         18,142
  Furniture and equipment                            129,026        125,671
  Construction in progress                            35,614         15,672
  Leasehold improvements                               1,347          1,347
                                               -------------  -------------
                                                     372,901        347,769
  Less accumulated depreciation and
   amortization                                     (177,342)      (167,498)
                                               -------------  -------------
    Net property and equipment                       195,559        180,271
                                               -------------  -------------
Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               6,491          7,366
  Deferred income taxes                                4,683          4,682
  Other assets, net                                      380            609
                                               -------------  -------------
    Total other assets                                36,665         37,768
                                               -------------  -------------
    Total assets                               $     265,129  $     252,301
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $       8,134  $       7,933
  Construction accounts payable                        3,693          1,790
  Accrued expenses                                    19,992         19,327
                                               -------------  -------------
    Total current liabilities                         31,819         29,050
Long-term debt                                        37,900         46,300
                                               -------------  -------------
    Total liabilities                                 69,719         75,350
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,981,355 outstanding at September
   30, 2015; 16,812,794 outstanding at
   December 31, 2014                                     191            191
  Additional paid - in capital                        23,148         22,985
  Treasury stock, 2,114,945 shares at
   September 30, 2015; 2,283,506 shares at
   December 31, 2014                                 (30,210)       (32,970)
  Retained earnings                                  202,281        186,745
                                               -------------  -------------
    Total stockholders' equity                       195,410        176,951
                                               -------------  -------------
    Total liabilities and stockholders' equity $     265,129  $     252,301
                                               =============  =============

               Monarch Casino & Resort, Inc. and Subsidiaries
               Reconciliation of Adjusted EBITDA to Net Income
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                                   Three Months Ended    Nine Months Ended
                                      September 30,        September 30,
                                  --------------------  -------------------
                                     2015       2014      2015       2014
                                  ---------  ---------  --------  ---------
    Adjusted EBITDA (1)           $  14,285  $  11,987  $ 37,643  $  33,939
Expenses:
  Stock based compensation             (318)      (300)     (938)      (876)
  Depreciation and amortization      (3,918)    (4,180)  (12,157)   (13,504)
  Colorado ballot initiative
   costs                                  -       (841)        -     (1,845)
  Interest expense, net of amount
   capitalized                         (137)      (255)     (537)      (816)
  Gain (loss) on disposition of
   assets                                 -          -        20       (249)
  Provision for income taxes         (3,518)    (2,337)   (8,495)    (6,275)
                                  ---------  ---------  --------  ---------
    Net income                    $   6,394  $   4,074  $ 15,536  $  10,374
                                  =========  =========  ========  =========

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com